Exhibit 99.1

         The Middleby Corporation Reports Record Second Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--July 28, 2005--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record sales and earnings for the second quarter ended July 2, 2005. Net earnings for the second quarter were $8,969,000 or $1.11 per share on net sales of $83,912,000 as compared to the prior year second quarter net earnings of $8,289,000 or $0.82 per share on net sales of $72,913,000. Net earnings for the six months ended July 2, 2005 were $15,317,000 or $1.91 per share on net sales of $158,801,000 as compared to net earnings of $13,880,000 or $1.39 per share on net sales of $135,376,000 in the prior year first half.

    Second Quarter Financial Highlights

    -- Net sales rose 15.1% in the second quarter, reflecting strong international growth with increased business with expanding restaurant chains. The second quarter was also favorably impacted by a strong order backlog carried from the first quarter as customers placed orders ahead of first quarter price increases. Additionally, the increase in net sales reflects the impact of the Nu-Vu Foodservice Systems acquisition, which accounted for 5.5% of the second quarter sales growth. Excluding the impact of the acquisition, net sales would have increased 9.6% in the second quarter.

    -- Gross margin decreased to 38.8% for the second quarter as compared to 39.5% in the prior year quarter. Second quarter margins continued to be impacted by increased steel and other material costs, offset in part by increased production efficiencies resulting from the benefit of increased sales volumes. The margin rate also was affected by lower margins on sales of the Nu-Vu Foodservice Systems product lines acquired in January 2005.

    -- Operating income margin decreased to 19.5% as a percent of net sales for the second quarter compared to 20.1% in the prior year quarter, reflecting the impact of lower gross margins and higher general and administrative costs. General and administrative expenses in the second quarter included costs associated with the secondary offering completed by the company in July.

    -- Interest expense increased to $1,698,000 in the second quarter of 2005 as compared to $794,000 in the prior year quarter as a result of higher debt levels resulting from the December 2004 share repurchase transaction.

    -- Total debt decreased to $121,294,000 at the end of the quarter ended July 2, 2005 from $138,462,000 at the end of the first quarter and $123,723,000 at the end of 2004. The first half borrowing activity included $12 million of funding for the January Nu-Vu acquisition.

    Chairman and Chief Executive Officer, Selim A. Bassoul said, "We were pleased with the results of the second quarter. As expected, our domestic order rates in the second quarter and the early part of the third quarter have been lower due to customers ordering in advance of our first quarter price increase. However, the impact on second quarter sales was offset by very strong international business which benefited from a number of product rollouts at restaurant chain customers during the quarter."
    Mr. Bassoul continued, "Although increased steel costs continued to affect margins in the second quarter, we have continued to make progress in implementing initiatives to offset this impact and were pleased with the margins we achieved during the quarter. Gross margins in the quarter also benefited from the seasonally strong sales volumes, which are historically the strongest in the second quarter. We also have made progress integrating the recently acquired Nu-Vu Foodservice Systems business and made significant improvement to the manufacturing operations at that facility. As a result, we began to see margin improvement at this business operation during the quarter and anticipate that will continue throughout the remainder of the year."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on Friday, July 29 and can be accessed by dialing (800) 367-5339 and providing conference code 8252040. Members of the financial community who participate in the question and answer session will receive a separate call-in number. An audio webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 8252040. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                               Three Months Ended   Six Months Ended
                                2nd Qtr,  2nd Qtr,  2nd Qtr,  2nd Qtr,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Net sales                       $83,912   $72,913  $158,801  $135,376
Cost of sales                    51,326    44,120    99,143    83,407
                               --------- --------- --------- ---------

    Gross profit                 32,586    28,793    59,658    51,969

Selling & distribution expense    8,769     8,327    16,953    15,703
General & administrative
 expense                          7,480     5,813    14,365    11,509
                               --------- --------- --------- ---------

    Income from operations       16,337    14,653    28,340    24,757

Interest expense and deferred
    financing amortization, net   1,698       794     3,484     1,691
Loss (gain) on acquisition
 financing derivatives                -         2         -         -
Other expense (income), net         (62)       78      (265)      272
                               --------- --------- --------- ---------

    Earnings before income
     taxes                       14,701    13,779    25,121    22,794

Provision for income taxes        5,732     5,490     9,804     8,914
                               --------- --------- --------- ---------

    Net earnings                 $8,969    $8,289   $15,317   $13,880
                               ========= ========= ========= =========


Net earnings per share:

    Basic                         $1.19     $0.90     $2.04     $1.50
                               ========= ========= ========= =========

    Diluted                       $1.11     $0.82     $1.91     $1.39
                               ========= ========= ========= =========
Weighted average number shares:

    Basic                         7,508     9,237     7,490     9,228
                               ========= ========= ========= =========

    Diluted                       8,050    10,048     8,035    10,008
                               ========= ========= ========= =========



                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                          (Amounts in 000's)
                              (Unaudited)

                                                    Jul. 2,   Jan. 1,
                                                     2005      2005
                                                   --------- ---------
 ASSETS

Cash and cash equivalents                            $3,767    $3,803
Accounts receivable, net                             33,573    26,612
Inventories, net                                     34,977    32,772
Prepaid taxes                                           726     9,952
Deferred tax assets                                   8,836     8,865
Other current assets                                  1,241     2,008
                                                   --------- ---------
    Total current assets                             83,120    84,012

Property, plant and equipment, net                   23,080    22,980

Goodwill                                             81,515    74,761
Other intangibles                                    26,300    26,300
Other assets                                          2,107     1,622
                                                   --------- ---------

    Total assets                                   $216,122  $209,675
                                                   ========= =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                $11,730   $10,480
Accounts payable                                     13,999    11,298
Accrued expenses                                     43,488    51,311
                                                   --------- ---------
    Total current liabilities                        69,217    73,089

Long-term debt                                      109,564   113,243
Long-term deferred tax liability                      8,002    11,434
Other non-current liabilities                         5,007     4,694

Shareholders' equity                                 24,332     7,215
                                                   --------- ---------

    Total liabilities and shareholders' equity     $216,122  $209,675
                                                   ========= =========


    CONTACT: The Middleby Corporation
             Darcy Bretz (Investor and Public Relations), 847-429-7756 Timothy FitzGerald, 847-429-7744